Exhibit 10.40

LOAN AGREEMENT

Parties: INDUSTRIAL DEVELOPMENT CORPORATION OF SOUTH AFRICA LIMITED (a corporation established under Section 2 of the Industrial Development Corporation Act 1940 (Act No. 22 of 1940))

("Lender")

19 Fredman Drive Sandown

2196

Email: agreements@idc.co.za

Attention: Head: Legal Services Department

and

TETRA 4 PROPRIETARY LIMITED (registration number: 2005/012157/07) (a private company duly incorporated under the company laws of the Republic of South Africa)

("Borrower")

Physical: Telephone: Email: Attention:

1 Bompas Road, Dunkeld West, Johannesburg

+27 (10) 045 6004

stefano@renergen.co.za

Stefano Marani

Execution version

1.
DEFINITIONS AND INTERPRETATION

Unless the context indicates a contrary intention, words and expressions shall bear the following meaning assigned to them:

1.1
"Advance" means monies lent and advanced by the Lender to the Borrower as specified in the relevant Drawdown Request, where the aggregate of all Advances shall not exceed the Facility Amount;

1.2
"Accounting Standards" means IFRS 9;

1.3
"Applicable Law" means any law (including statutory, common or customary law), statue, judgment, treaty, regulation, directive, by-law, order, other legislative measure, requirement, request or guideline (whether or not having the force of law, but if not having the force of law, is generally complied with by Persons to whom it is addressed or applied) in South Africa, and as may be amended, replaced, re-enacted, restated or reinterpreted from time to time;

1.4
"BBBEE" means Broad-Based Black Economic Empowerment, as envisaged in terms of the BBBEE Act;

1.5
"BBBEE Act" means the Broad-Based Black Economic Empowerment Act, .2003, as amended from time to time;

1.6
"Business Day" means any day other than a Saturday, Sunday or statutory public holiday in South Africa;

1.7
"Calculation Date" means, after 1 August 2023:

1.7.1
at the end of each fiscal quarter (including the fourth fiscal quarter) of each financial year, a date falling not less than 45 (forty-five) days thereafter; and

1.7.2
at the end of each Fiscal Year, a date falling not less than 90 (ninety) days thereafter;

1.8
"Capitalised Interest" means, in relation to each Loan; the relevant Maximum Capitalised Interest Amount or the amount of interest capitalised over the Capitalisation Period of that Loan, as contemplated in clause 9;

1.9
"Cash Flow" of the Borrower, for any period, means the amount resulting from (a) its Net Income for such period, plus (b) all interest expense, any expense for any fees, and depreciation, amortization, deferred income taxes, and other non-cash expenses for such period (but only to the extent deducted in determining Net Income), minus (c) the amount of net increase or net decrease in Working Capital between the first day of such period and the last day of such period, minus (d) any capital expenditure incurred in such period for repair or replacement of a capital asset;

1.10
"Coercive Practice" means the impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of a party to influence improperly the actions of a party;

1.11
"Collusive Practice" means an arrangement between two or more parties designed to achieve an illegal purpose, including without limitation to influence improperly the actions of another party;

1.12
"Codes" means the Broad-Based Black Economic Empowerment Codes of Good Practice of 2013 issued in terms of section 9 of the BBBEE Act;

1.13
"Companies Act" means the Companies Act, 2008 as amended from time to time;

1.14
"Constitutional Documents" means documents of an entity, including, without limitation and where applicable, such entity's, certificate of incorporation, memorandum of incorporation, notice of incorporation, registration certificate, founding statement, trust deed and letters of authority;

1.15
"Corrupt Act" means:

1.15.1
the promise, offering or giving, to a public official or any Person who directs or works, in any capacity, for a private sector entity, directly or indirectly, of an undue advantage of any nature, for himself or herself or another Person or entity, in order to induce (whether successfully or not) that he or she acts or refrains from acting in the exercise of his or her duties; or

1.15.2
the solicitation or acceptance by a public official or any Person who directs or works, in any capacity, for a public sector entity, directly or indirectly, of an undue advantage of any nature, for himself or herself or another Person or entity, in order to induce (whether successfully or not) that he or she acts or refrains from acting in the exercise of his or her duties;

1.16
"Current Assets" means assets of the Borrower treated as current assets under Accounting Standards, which, for the avoidance of doubt, does not include amounts that may be on deposit in the DSRA or otherwise held to satisfy the DSR Requirement.

1.17
"Current Liabilities" means liabilities of the Borrower treated as current liabilities under Accounting Standards.

1.18
"Debt" means, with respect to any Person or entity at any date, total liabilities as defined by Accounting Standards and any obligation created, issued, incurred, or assumed by such Person for borrowed money or arising out of any credit facility, financial accommodation or hedge agreement, or for the deferred purchase price of goods or services, including, any credit to such Person under any conditional sale or other title retention agreement, all guaranties by such Person of liabilities or Debt of any other Person, liabilities or Debt of any other Person secured by any assets or revenue of such Person, and the net aggregate rentals under any lease by such Person as lessee that under Accounting Standards would be capitalized on the books of the lessee or that is substantial equivalent of the financing of the property so leased.

1.19
"Debt Service Obligations" means the sum of all payments of principal, interest, and fees made or required to be made by the Borrower under this Loan Agreement;

1.20
"Default Rate" means 4% (four percent) above the applicable Interest Rate;

1.21
"Denigrate" means to make any comments or statements in relation to any matter about the Lender, its employees, business processes and this Agreement (whether or not this Agreement is concluded) which would, or is intended to adversely affect in any manner the reputation of the IDC, its executives, clients, employees business strategies or services;

1.22
"Drawdown Date" means the date(s) of an Advance made or to be made under the Facility as specified in each Drawdown Request;

1.23
"Drawdown Request" means a written request substantially in the form attached hereto as Annexure "A";

1.24
"DSRA" means a debt service account to be created by the Borrower with its bankers, which account shall be deposited with an amount of no less than the DSR Requirement to be used as a payment buffer for the Borrower's repayment obligations under and in terms of this Loan Agreement;

1.25 "DSR Requirement" means, on any given date, a Rand amount equal to the aggregate amount of Debt Service Obligations for the immediately succeeding six-month period;

1.26
"Effective Date" means a date which is one Business Day after the date on which the Conditions Precedent are fulfilled or deemed to be fulfilled, or waived by the Lender;

1.27
"EBITDA" for the Borrower means, as of any date, net earnings for the immediately prior 12 months before deducting interest, taxes, depreciation and amortization, in accordance with the Accounting Standards;

1.28
"Equipment" LNG dispensing plant and equipment assets purchased or to be purchased by the Borrower and funded by the Lender under this Loan Agreement

1.29
"Final Payment Date" means the last day of the Term;

1.30
"Financial Covenants" means the financial covenants contemplated in clause 19 hereof;

1.31
"Finance Documents" means:

1.31.1
this Loan Agreement:

1.31.2
a Drawdown Request;

1.31.3
the Security;

1.31.4
any amendments, novations, extensions, re-instatement, restatements to the above documents; and

1.31.5
any other agreement or document designated as a Finance Document by written agreement between Lender and the Borrower;

1.32
"Fraudulent Practice" means any action or omission, including without limitation any misrepresentations that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation;

1.33
"Gas Sale Agreements" means the following agreements concluded or to be conclude by the Borrower for the sale and distribution by the Borrower of Gas to its customers, namely -

1.33.1
the liquified natural gas supply agreements concluded between the Borrower and The South African Breweries Proprietary Limited (dated 21 October 2018), Bulk Hauliers International Transport Proprietary Limited (dated 6 February 2020) and Logico Logistics Group Proprietary Limited (dated 1 October 2020);

1.33.2
the helium gas supply agreement concluded between the Borrower and Linde Global Helium, a division of Linde Gas North America LLC. (dated 3 May 2016 ), iSi Automotive Austria Gmbh (dated 6 April 2021) and Marubeni Corporation (dated 21 June 2021);

1.33.3
the compressed natural gas supply agreement concluded between the Borrower and Unitrans Passenger Proprietary Limited, (dated 31 October 2014) and The South African Breweries Proprietary Limited (dated 21 October 2018);

1.34
"Increased Costs" means-

1.34.1
a reduction in the rate of return from the Facility or on the Lender's overall capital; or

1.34.2
an additional or increased cost; or

1.34.3
a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender to the extent that it is attributable to the Lender having entered into its commitment or funding or performing its obligations under any Finance Document;

1.35
"IFRS 9" means the international financial reporting standard for, inter alia, the classification and measurement by a firm of its financial assets, financial liabilities and certain contracts for the acquisition or disposal of non-financial items, as published by the IFRS Foundation, and shall include the interpretations issued by the International Financial Reporting Interpretations Committee of the International Accounting Standards·Board (as amended, supplemented or re-issued from time to time), applied on a consistent basis both as to classification of items and amounts;

1.36
"IFRS Foundation" means the International Financial Reporting Standards Foundation, a not-for-profit corporation incorporated in the State of Delaware, United States of America (under Delaware Division of Companies (file no: 3353113));

1.37
"Interest Rate" means the applicable rate of interest calculated in accordance with the provisions of clause 9;

1.38
"Insurance Proceeds" the proceeds of any insurance policies taken out by the Borrower in respect of the Equipment;

1.39
"Loan" means each loan made or to be made under this Loan Agreement or the principal amount (including, for the avoidance of doubt, Capitalised Interest) outstanding for the time being of that Loan;

1.40
"loan Agreement" means this loan agreement read together with its annexures, as amended from time to time;

1.41
"LNG" means liquified natural gas;

1.42
"Material Adverse Event" means an event or matter which has or is reasonably likely to have a material adverse effect on:

1.42.1
the ability of the Borrower or any Security Provider to perform any of its obligations in a timely manner under any of the Finance Documents to which it is a party; or

1.42.2
the legality, validity or enforceability or effectiveness of any of the Finance Documents or priority of Security granted or purported to be granted thereunder; or

1.42.3
the condition (financial or otherwise), of the business, obligations (whether contractual or regulatory), operations or prospects of the Borrower; or

1.42.4
the ability of the Lender to enforce or exercise any of its rights or remedies granted or purported to be granted under the Finance Documents;

1.43
"Net Income" means, with respect to the Borrower, for any period, the net income (loss) of the Borrower for such period, as determined in accordance with Accounting Standards, provided, that there shall be excluded in such determination (a) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (b) any aggregate net gain during such period arising from the sale, conversion, exchange, or other disposition of capital assets, (c) any gains resulting from the write-up of any assets, (d) any net gain arising from the extinguishment, under Accounting Standards, of any indebtedness of the Borrower, and (e) any net income or gain during such period resulting from (i) any change in accounting principles in accordance with Accounting Standards, (ii) any prior period adjustments resulting from any change in accounting principles in accordance with Accounting Standards, (iii) any extraordinary items, and (iv) any discontinued operations or the disposition thereof;

i.44 "Obstructive Practice" means:

1.44.1
deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators,in order to materially impede an official investigation into allegations of a Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice; and/or

1.44.2
threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation; or

1.44.3
any acts intended to materially impede theexercise of each of the Lenders' access to contractually required information in connection with an official investigation into allegations of a Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice;

1.45
"Outstandings" means, in respect of a Loan, at any time, the aggregate of that Loan and all and any other amounts due and payable to the Lender on account of such Loan, including, without limitation, any bona fide claim for damages or restitution and any claim as a result of any recovery by the Lender of a payment or discharge on the grounds of preference, and any amounts which would be included in any of the above but for any discharge, non-provability or unenforceability;

1.46
"Parties" means the Borrower and the Lender and "Party" means any of them as required by the context;

1.47
"Person" means an individual, a legal entity, including, a partnership, a joint venture, a corporation, a trust, and an unincorporated organization, and a government or any department or agency thereof;

1.48
"Price Gouging" means, in instances where a demand or supply shock occurs, an increase in the prices of a supplier's products, goods, and/or services to levels substantially above what would, under normal circumstances, be considered fair and reasonable. Common examples of this practise include increasing prices of basic necessities during and/or after the occurrence natural disasters (Covid-19 pandemic being one of such disasters);

1.49
"Prime Overdraft Rate" means the publicly quoted basic rate of interest (percent, per annum, compounded monthly in arrears and calculated on a three hundred and sixty-five day year (irrespective of whether or not the year is a leap year)) from time to time published by FirstRand Bank Limited or its successor-in-title as being its prime overdraft rate as certified by any manager or divisional director of its First National Bank or Rand Merchant Bank divisions, whose appointment and designation need not be proved;

'·1.50 "Project Completion1 means the issuance by the Borrower of the taking-over certificates as defined in the relevant construction contracts pursuant to all three, and not less than three, of the construction contracts;

1.51
"Proved Reserves" means the estimated quantities of natural gas and helium which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved Reserves are limited to those quantities of natural gas and helium, which can be estimated, with reasonable certainty, to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods (taking into account applicable laws and regulations to which the Borrower is subject);

1.52
"Qualified Purchaser" a Person who:

1.52.1
is not on any Office of Foreign Assets Control for the US Department of Treasury (OFAC) list;

1.52.2
(i) prior to the transfer in question, is a Shareholder who owns ten percent (10%) or more of the direct or indirect ownership interests in the Borrower, or

1.52.3
after the transfer in question will own, in the aggregate, less than ten percent (10%) of the direct or indirect ownership interests in the Borrower;

1.53
"Related Person" shall have the same meaning given to it in the Companies Act;

1.54
"Renergen" means Renergen Limited (Registration Number: 2014/195093/06), a public listed company duly incorporated in accordance with the company laws of South Africa;

1.55
"Reserve Tail Ratio" means for any calculation date, the quotient obtained by dividing (a) all of the Borrower's remaining Proved Reserves as of such calculation date by (b) all of the Borrower's Proved Reserves as of the date of this Agreement;

1.56
"Sanctioned Entity" means:

1.56.1
a Person, country or territory which is listed on a Sanctions List or is subject to Sanctions; or

1.56.2
a Person which is ordinarily resident in a country or territory which is listed on a Sanctions List or is subject to Sanctions;

1.57
"Sanctioned Transaction" means any:

1.57.1
Corrupt Act;

1.57.2
Fraudulent Practice;

1.57.3
Coercive Practice;

1.57.4
Collusive Practice; or

1.57.5
Obstructive Practice;

1.58
"Sanctions" means general trade, economic or financial sanctions, laws, regulations or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority;

1.59
"Sanctions Authority" means:

1.59.1
the United Nations;

1.59.2
the European Union;

1.59.3
the Council of Europe (founded under the Treaty of London, 1946);

1.59.4
the government of the Republic of France;

1.59.5
the government of the United States of America;

1.59.6
the government of the United Kingdom; or

1.59.7
any other authority (howsoever defined),

1.59.8
and any of their governmental authorities, including, without limitation, the Office of Foreign Assets Control for the US Department of Treasury (OFAC), the US Department of Commerce, the US State Department or the US Department of Treasury, Her Majesty's Treasury (HMT) and the French Ministry of Finance (MINEFI), each as amended, supplemented or substituted from time to time;

1.60
"Sanctions List/s" means any of the lists of the Sanctions Authorities;

1.61
"Security" means the security listed below already held by the Lender or to be provided to the Lender. If there is registrable security, the Lender shall appoint the conveyancer:

1.61.1
a cession in security by the Borrower of all of the Borrower's insurances and the Insurance Proceeds;

1.61.2
a first ranking special notarial bond ("SNB") for a minimum amount of R150 000 000.00 (One Hundred and Fifty Million Rands) plus an additional sum of 30% (thirty per cent) for ancillary costs and expenses registered or to be registered over the Equipment. The Lender may, in its sole discretion, elect any particular items of Equipment over which the SNB will be registered;

1.61.3
a limited Shareholder guarantee and reversionary pledge and cession entered into or to be entered into between the Shareholder and the Lender;

1.61.4
a subordination by the Shareholder in favour of the Lender of all Shareholder loans and claims against the Borrower;

1.61.5
a reversionary cession in security of all reversionary rights to the security package granted under the USIDFC Facility, which shall include (without limitation) the following -

1.61.5.1
a reversionary cession in security of the Borrower's rights to any proceeds of the Gas Sale Agreement;

1.62
"Security Provider" means any Person providing Security in favour of the Lender including, without limitation, the Borrower;

1.63
"Senior Project Lenders" means, collectively, each of the Lender and USIDFC (and includes any party recognised by the Lender and USIDFC, by written notice to the Borrower, as a senior project lender) and "Senior Project Lender' shall mean any one of them, as the context requires;

1.64
"Shareholder/s" means the shareholders of the Borrower from time to time, being, as at the Signature Date, Renergen;

1.65
"Signature Date" means the date on which this Loan Agreement is last signed by the Parties;

1.66
"South Africa" means the Republic of South Africa;

1.67
"Subsidiary" has the meaning ascribed to it in the Companies Act and "Subsidiaries" shall mean more than 1 (one);

1.68
"Term" means a period of 120 (one hundred and twenty) months, reckoned from the first Drawdown Date, which period includes a 12 (twelve) month interest capitalisation and an 18 (eighteen) month capital repayment moratorium;

1.69
"Terminal Drawing Date" means 30 November 2022;

1.69.1
"USIDFC" or "OPIC" means the United States International Development Finance Corporation, an agency of the United States of America, successor in interest to OPIC pursuant to the Better Utilization of Investments Leading to Development Act of 2018, 22 U.S.C. §§9601 et seq. succeeded to all of OPIC's rights and interest in the USIDFC Facility;

1.70
"USIDFC Facility" means a loan facility in an amount of US$ 40 000 000.00 (forty million United States Dollars) concluded between the Borrower and USIDFC on or about August 20, 2019;

1.71
"VAT" means value-added tax levied in terms of the Value-Added Tax Act, 1991 as amended from time to time;

1.72
"Working Capital" means the amount resulting from Current Assets (excluding cash) minus Current Liabilities (excluding Debt Service Obligations and for all other long-term Indebtedness); and

1.73
"ZAR" means the legal tender of South Africa, being the South African Rand;

2.
INTERPRETATION

2.1
Section, Clause and Annexures and headings are for ease of reference only.

2.2
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Loan Agreement.

2.3
If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in an interpretation clause, effect shall be given to it as if it were a substantive provision of the relevant Finance Document.

2.4
Unless inconsistent with the context, an expression in any Finance Document which denotes the singular includes the plural and vice versa.

2.5
The Schedules and Annexures form an integral part hereof and words and expressions defined in this Loan Agreement shall bear, unless the context otherwise requires, the same meaning in such Annexures.

2.6
The rule of construction that, in the event of ambiguity, a contract shall be interpreted against the party responsible for the drafting thereof, shall not apply in the interpretation of the Finance Documents.

2.7
The expiry or termination of any Finance Documents shall not affect those provisions of the Finance Documents that expressly provide that they will operate after any such expiry or termination or which of necessity must continue to have effect after such expiry or termination.

2.8
The Finance Documents shall to the extent permitted by Applicable Law be binding on and enforceable by the administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators of the Parties as fully and effectually as if they had signed the Finance Documents in the first instance and reference to any Party shall be deemed to include such Party's administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators, as the case may be.

2.9
Where figures are referred to in numerals and in words in any Finance Document, if there is any conflict between the two, the words shall prevail.

2.10
Unless a contrary express provision appears, where any number of days is to be calculated from a particular day, such number shall be calculated as including that particular day and excluding the last day of such period.

3.
LOAN

The Borrower requires funding. The Lender has agreed to make a Rand denominated credit facility ("Facility")

available to the Borrower in an aggregate amount equal to ZAR160 704 000.00 (One Hundred and Sixty Million

Seven Hundred and Four Thousand Rands) ("Facility Amount"), on the terms and subject to the conditions set out in this Loan Agreement.

4.
PURPOSE OF THE LOAN

The purpose of the Facility is to fund the Borrower's acquisition of LNG dispensing plant and equipment and the fees payable under clause 14.1 below.

5.
CONDITIONS PRECEDENT

5.1
Save for clause 1, 2, this clause 5, clauses 13, 17, 21 and 22, all of which will become effective on the Signature Date, this Loan Agreement is subject to the fulfilment of the conditions set out in this clause 5.

5.2
The Borrower shall use all endeavors to ensure that the documents and evidence listed below are delivered to the Lander and, where applicable registered, in such form and subject to such terms as the Lender may require within 90 (ninety) Business Days of the Signature Date or such later date as may be agreed to in writing ("Longstop Date"):

5.2.1
the execution and delivery to the Lender of the Finance Documents (other than (i) the Drawdown Request; and (ii) the SNS referred to in clause 1.61.2 above, which shall be provided as an undertaking, as contemplated in clause 18.14 below);

5.2.2
a certified copy of the resolution of the board of directors of the Borrower, the Shareholders and each Security Provider authorising conclusion of the Finance Documents to which it is a party and, to the extent applicable, confirmation that all the obligations in respect of section 45 and 46 of the Companies Act relating to Security have been complied with, substantially in the form of Annexure "B";

5.2.3
a duly executed Debit Order in the form of Annexure "C";

5.2.4
all documents as may be required by the Lender in relation to compliance by the Lender with the Financial Intelligence Centre Act No. 38 of 2001, as amended;

5.2.5
proof that all fees for the registration of the SNB have been paid to the Lender's conveyancers;

5.2.6
an irrevocable power of attorney authorising the conveyancers appointed by the Lender to attend to registration of the SNB;
5.2.7
evidence that the Borrower has appointed an Auditor in accordance with Chapter 3 Part C of the Companies Act;
5.2.8
a certified copy of the Borrower's securities register;

5.2.9
USIDFC's prior written consent to Tetra4 entering into the funding arrangements and concluding the Finance Documents with the IDC;

5.2.10
a copy of a full executed engineering and procurement contract between the Borrower and Western Shell Cryogenic Equipment Inc. and a fully executed engineering, procurement and construction contract with the engineering, procurement and construction manager EPCM Bonisana Proprietary Limited;

5.2.11
copies of the following licences, permits and/or authorisations in respect of the Project, namely, the:

5.2.12

5.2.13

5.2.11.1

5.2.11.2

5.2.11.3

5.2.11.4

5.2.11.5

5.2.11.6

5.2.11.7

~~Petroleum Agency South Africa~~ production right; environmental impact assessment;

the approved environmental management plan; waste management approval;

atmospheric emissions license; biodiversity relocation permit; water use license;

the DSRA should have been created, to the satisfaction of the Lender; and

written confirmation, satisfactory in form and content to the Lender, confirming that the appointed independent project assurance contractor has extended its duty of care and skill to the Lender.

5.3
All the Conditions Precedent are stipulated for the benefit of the Lender and each one may be waived by the Lender giving notice in writing to that effect to the Borrower at any time prior to the Longstop Date.

5.4
If the Effective Date has not occurred on or before the Longstop Date, then this Loan Agreement shall automatically terminate and cease to be of force or effect save for clause 1, 2, this clause 5, clauses 13, 17, 21 and 22.

5.5
If, in the erroneous belief that the Conditions Precedent have been fulfilled or waived, the Lender Advances any amount to the Borrower under the Facility ("Erroneous Amount') and if it subsequently transpires that any one or more of such Conditions Precedent have in fact not been fulfilled or waived:

5.5.1
the terms and conditions of this Loan Agreement shall apply in respect of the Erroneous Amount, notwithstanding that the conditions precedent, or any one of them, have not been fulfilled or waived; and/or

5.5.2
the Lender shall be entitled to demand performance of the relevant condition precedent, which shall thereby be converted into an undertaking to be fulfilled by the Borrower or as applicable, the Borrower undertaking to procure fulfilment thereof by the relevant party within the period, not exceeding 10 (ten) Business Days, as may be required by the Lender in such written notice; and/or

5.5.3
the Lender shall be entitled, within 20 (twenty) Business Days of becoming aware thereof, to require that the Erroneous Amount (including any interest that has accrued thereon) be repaid by the Borrower to the Lender on 20 (twenty) Business Days written notice, unless the Borrower can cause such conditions precedent to be fulfilled within such period to the satisfaction of the Lender.

6.
DRAWDOWN CONDITIONS

The Lender will not be obliged to Advance any Loan unless:

6.1
the conditions precedent set out in clause 5 have been fulfilled, deferred or waived to the Lender's satisfaction;

6.2
the Borrower has furnished the Lender with the following documents, in form and substance satisfactory to the Lender:

6.2.1
a Drawdown Request in the form of Annexure "A" per drawdown; and

6.2.2
a proforma or valid tax invoices from the supplier of the plant and equipment;

6.3
with the exception of the first Drawdown, the Lender is satisfied that all the proceeds of any previous Drawdowns have been applied towards the intended purpose as set out in clause 4 above; and

6.4
no Material Adverse Event has occurred.

7.
ADVANCES

Each Loan shall, subject to clauses 5 and 6, be advanced by the Lender to the Borrower within 3 (three) Business Days after receipt by the Lender of the Drawdown Request ("Drawdown Date") by electronic transfer into the bank account specified in the Drawdown Request.

7.1
The Lender shall not be obliged to advance any portion of the Facility remaining undrawn as at 12:00 pm on the relevant Terminal Drawing Date. Should the Lender agree to hold any undrawn portion of the Facility available after the relevant Terminal Drawing Date, a holding fee of 1% (one percent) per annum will be due on such undrawn portion, payable in advance and calculated from the relevant Terminal Drawing Date until the extended date agreed to by the Lender.

8.
REPAYMENT

8.1
The Borrower shall repay the outstanding principal amount in 102 (one hundred and two) equal monthly annuity instalments provided that the first instalment shall be paid on the first day of the 19th (nineteenth) month after the

J:::l?>IDC

Industrial Development Corporation

first Drawdown Date and the remainder thereafter on the first day of each succeeding month until the outstanding principal amount of the Facility has been repaid in full (each a "Repayment Date").

8.2
Each repayment shall be apportioned as follows:

8.2.1
firstly towards accrued Interest as at the relevant Repayment Date;

8.2.2
thereafter towards capitalised interest (if applicable); and

8.2.3
finally towards the outstanding Loan amount.

8.3
To the extent that a debit order is not required by the Lender, any and all amounts payable by the Borrower to the Lender under this Loan Agreement shall be paid in Rand on the due date for payment in immediately available funds by electronic transfer into the bank account of the Lender the details of which are as follows:

Bank Absa Bank Limited;

Account Name Industrial Development Corporation of South Africa Limited; Account Number : 1790 000 028;

Branch Code Branch name

631005;

Sandton.

9.
INTEREST

9.1
Subject to the provisions of clause 19, the Loan shall bear interest at a rate of 3.5% (three point five per cent) above the Prime Overdraft Rate from the first Drawdown Date.

9.2
Interest on each Loan shall:

9.2.1
accrue at the applicable Interest Rate on a day-to-day basis; and

9.2.2
be calculated on the actual number of days elapsed and, for the purposes of calculation, based on a year of 365 (three hundred and sixty-five) days, irrespective of whether the year in question is a leap year.

9.3
Interest payments on the outstanding principal amount shall be capitalised for a period of 12 (twelve) months from the first Drawing Date (the "Capitalisation Period").

9.4
Interest on the Capitalised Interest shall -

9.4.1
accrue at the applicable Interest Rate on a day-to-day basis;

9.4.2
be calculated on the actual number of days elapsed and, for the purposes of calculation, based on a year of 365 (three hundred and sixty-five) days, irrespective of whether the year in question is a leap year; and

9.4.3
be capitalised to the Capitalised Interest.

9.5
The Capitalised Interest and interest on the Capitalised Interest shall be repaid in monthly instalments. The first payment of the Capitalised Interest and interest on the Capitalised Interest shall be paid on the first Business Day after the Capitalisation Period has lapsed and the remainder of the payments shall be paid on the first day of each and every succeeding month until the Capitalised Interest and the interest on the Capitalised Interest have been repaid in full.

9.6
Thereafter, subject to clause 19, interest shall be due and payable in arrears on the first Business Day after the Capitalisation Period has lapsed and subsequent payments shall be made on the first day of every succeeding month thereafter.

10.
DEFAULT RATE

Subject to any other provision in this Agreement specifically regulating the payment (and/or default on payment) of any amount due by the Borrower to the Lender under this Agreement, if the Borrower fails to pay when due any amount due under this Loan Agreement, such unpaid amount shall bear interest at the Default Rate from the date such amount is due until the date on which such amount is paid in full.

11.
OUTSTANDINGS

The Outstandings shall be fully paid by the Borrower by the Final Payment Date.

12.
VOLUNTARY PREPAYMENT

12.1
Subject to clauses 12.2 and Error! Reference source not found., the Borrower may prepay the whole or any part of the Loan (the "Voluntary Prepayment") at any time after the Drawing Date of that Loan, by giving the Lender at least 90 (ninety) days' prior written notice (or such other shorter notice period as the Lender, at its sole discretion, may in writing agree to).

12.2
Notwithstanding anything to the contrary in this Agreement, the Borrower shall not be entitled to and shall not voluntarily prepay any Loan in whole or in part, unless the Borrower has -

12.2.1.1
achieved Project Completion; and

12.2.1.2
paid the first instalment of the Loan and the Principal Instalment (as defined in the USIDFC Facility) under the USIDFC Facility Agreement;

12,2.1.3 the Borrower is not in default of the provisions of this Agreement and no Event of Default (as defined in the USIDFC Facility) has occurred and is continuing under the USIDFC Facility;

12.2.1.4
the proposed Voluntary Prepayment will not result in a default under this Agreement or the occurrence of an Event of Default under the USIDFC Facility; and

12.2.1.5
the Borrower remains in compliance with, and shall immediately after effecting any such proposed Voluntary Prepayment continue to satisfy, the Financial Covenants.

12.3
On the due date of the Prepayment, the Borrower shall pay to the Lender any properly evidenced reasonably incurred costs or expenses incurred by the Lender as a consequence of the relevant Prepayment.

13.
MANDATORY PREPAYMENT- INSURANCE PROCEEDS

13.1
The Borrower shall notify the Lender on receiving any Insurance Proceeds within five Business Days of such receipt.

13.2
If and to the extent that the Lender is satisfied, acting reasonably, that:

13.2.1
such Insurance Proceeds are, or will be, applied in the replacement, reinstatement or repair of the relevant Equipment within 90 days of receipt or such longer period as may be agreed to between the Borrower and the Lender; or

13.2.2
the Insurance Proceeds are applied to meet a third party claim against the Borrower or any employee, director or officer of the Borrower,

the Borrower shall apply such Insurance Proceeds accordingly.

13.3
If the Borrower fails to apply the Insurance Proceeds as contemplated in clause 13.2 above, the Lender shall be entitled to direct the Borrower to apply such Insurance Proceeds in repayment of the Outstandings.

13.4
Any prepayment under this clause Error! Reference source not found. (Insurance Proceeds) shall be applied either in inverse order of maturity or pro rata across the Loans, at the election of the Borrower.

14.
FEES AND COSTS

14.1
The Borrower shall pay to the Lender an upfront raising fee of 1% (one percent) of the value of the Facility (excl. VAT), which will accrue and become owing on the Signature Date but be payable by no later than the earlier of (i) the Longstop Date and (ii) the first Drawdown Date.

14.2
The Borrower shall pay to the Lender a commitment fee of 0,75% (zero comma seventy five percent) per annum (excl. VAT) on the aggregate amount of the Facility not advanced ("Commitment Fee"), calculated from the earlier of (i) 180 (one hundred and eighty) days after 15 June 2021 or (ii) the first Drawdown Date (the

"Commitment Fee Commencement Date"). The Commitment Fee shall be calculated and paid on the last day of each month. The Commitment Fee shall accrue interest at the Default Rate from the Commitment Fee Commencement Date until the date of payment thereof in full. The accrued Commitment Fee together with any accrued interest thereon shall be withheld or deducted from the amount of the Facility and reduce the amount of the Facility which is available to be drawn by the Borrower.

14.3
The Borrower shall pay to the Lender an administration fee of R9 000 (nine thousand Rand) for each amendment to any Finance Document.

14.4
The Borrower shall pay the Lender R10 700 (ten thousand seven hundred Rands) for the preparation of the Finance Documents if the Finance Documents are drafted by the Lender's internal lawyer and/or such other amount incurred by external legal counsel to the Lender.

14.5
The Borrower shall pay to the Lender R10 700 ( ten thousand seven hundred Rand) for the restructuring of the Facility, if any, provided that no such fee shall be payable in respect of the first restructure.

14.6
The Borrower shall pay to the Lender a cancellation fee of 1% (one percent), payable on the earlier of (i) 30 (thirty) Business Days of the date on which the Lender receives written notice from the Borrower that it does not intend to utilise the Facility or (ii) the date on which the Longstop Date expires (if the Effective Date has not occurred by then).

14.7
The Borrower shall pay to the Lender or the Lender's conveyancers the costs of and incidental to the lodgement or registration of any registrable Security referred to in this Loan Agreement.

14.8
The Borrower shall pay to the Lender the amount of all reasonably incurred charges and expenses of whatever nature, including, without limitation, attorney and own client legal costs and collection commission incurred by the Lender in securing or endeavouring to secure fulfilment of any obligations in terms of this Loan Agreement; and

14.9
The Borrower shall pay the VAT which the Borrower is obliged to pay to the South African Revenue Service on any fees and costs which the Lender charges the Borrower in terms of this Loan Agreement.

14.10
If any portion of any fee payable in accordance with this clause 13 (other than the cancellation fee) is outstanding at any time an Advance is made then such amount shall be withheld from and reduce the amount of the Advance requested and which is available to be drawn by the Borrower.

14.11
The Borrower hereby acknowledges that any amount withheld by the Lender as contemplated in this clause 13 (other than in relation to the cancellation fee) shall constitute a valid and proper Advance by the Lender to the Borrower repayable in accordance with the terms of this Loan Agreement.

15.
TAXES

All payments to be made by the Borrower to the Lender under this Loan Agreement shall be made free and clear of and without deduction for or on account of tax unless the Borrower is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Borrower (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum, net of any deduction or withholding, equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

16.
INCREASED COSTS

The Borrower shall, within 3 (three) Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Signature Date.

17.
REPRESENTATIONS AND WARRANTIES

17.1
On the Signature Date and each day for the duration of this Loan Agreement and save as otherwise disclosed by the Borrower to the Lender in writing, the Borrower represents and warrants to the Lender that:

17.1.1
it is a limited liability company duly incorporated and validly existing under the laws of South Africa;

17.1.2
it has the power and capacity to own its assets and carry on its business as it is currently being conducted;

17.1.3
the obligations expressed to be assumed by the Borrower in the Finance Documents to which it is a party are legal, valid, binding and enforceable obligations;

17.1.4
it has the power and authority to enter into and perform, and take all necessary action to authorise its entry into, and performance, in terms of the Finance Documents;

17.1.5
the entry into by the Borrower or the exercise of its rights and the performance by the Borrower of each of its obligations under the transactions contemplated by the Finance Documents to which the Borrower is a party does not and will not:

17.1.5.1
violate or conflict with any Applicable Law, including but not limited to any environmental laws;

17.1.5.2
violate or conflict with its Constitutional Documents;

17.1.5.3
violate or conflict with the Finance Documents, any agreement, mortgage or notarial bond or instrument or treaty to which it is a party or which is binding upon it or any of its assets or constitute a default or termination event under any such agreement or instrument;

17.1.5.4
exceed any limit on the powers of the Borrower; and

17.1.5.5
result in any asset of the Borrower being encumbered without the knowledge and consent of the Lender;

17.1.6
it has and will maintain good and valid legal title to the assets it owns and will keep these in good order and repair to the satisfaction of the Lender;

17.1.7
no litigation, arbitration or administration proceedings are present, pending or threatened against it which, if adversely determined, would result in a Material Adverse Event;

17.1.8
all information provided by (or on behalf on the Borrower and supplied to the Lender pursuant to the terms of this Loan Agreement are true and accurate in all material respects;

17.1.9
it has not knowingly withheld any information which, if disclosed, would reasonably be expected to materially and adversely affect the decision of the Lender to provide finance to the Borrower;

17.1.10
all authorisations necessary including, but not limited to environmental authorisations required to enable the Borrower to lawfully enter into, exercise its rights, conduct its business and comply with its obligations under the Finance Documents to which it is a party and to ensure that the obligations expressed to be assumed by it thereunder are legal, valid, binding and enforceable; have been obtained or effected (as appropriate) and are and will remain in full force and effect;

17.1.11
it has duly and will continue to punctually pay and discharge all taxes imposed upon it or its assets within a time period allowed without incurring penalties;

17.1.12
no part of its business has been conducted in a manner which is corrupt or has involved the payment of any bribe or improper consideration or violates any Applicable Law;

17.1.13
other than as contemplated in the Finance Documents, it will not make a distribution or allow change of shareholders or any action that may have an impact on the Lender's Security;

17.1.14
it has not and none of its Subsidiaries or Shareholders:

17.1.14.1
is (or will) finance or make funds available in any manner to a Sanctioned Entity or as part of a Sanctioned Transaction; or

17.1.14.2
has been or is targeted under any Sanctions, or has committed or will commit or be engaged with a Sanctioned Transaction; and

17.1.15
it is not, subject to any investigation by any authority or tribunal on allegations or suspicions of actively inflating prices and/or participating in the inflation of prices and/or Price Gouging, nor has it been found guilty of said conduct by a court of law, tribunal or any other regulatory body.

17.2
The Lender has entered into the Finance Documents to which it is a party on the strength of, and relying on the representations and warranties given to it by the Borrower in this Loan Agreement and on the basis that such representation and warranty will, save as specifically otherwise stated, be true and correct Each representation and warranty shall be deemed to be a separate representation and warranty given without prejudice to any other representation and warranty and deemed to be a material representation inducing the Lender to enter into this Loan Agreement or any other Finance Document to which it is a party. The Borrower will promptly inform the Lender of any event or any circumstance whatsoever which is likely to affect the accuracy of or modify any representation, warranty, undertaking or covenant of or by the Borrower in terms of this Loan Agreement.

18.
UNDERTAKINGS

The Borrower undertakes that as long as any amount is owing in terms of the Finance Documents, it:

18.1
has not and will not take any corporate action, nor have any other steps been taken or legal proceedings started or threatened against it for its business rescue proceedings, winding-up, dissolution, administration or re-organisation or for the enforcement of any security interest over all or any of its revenues or assets or for the appointment of a business rescue practitioner, receiver, administrator, administrative receiver, trustee or similar officer of it or of all or any of its assets and will immediately notify the Lender, if the board of directors of the Borrower have any reasonable grounds to believe that the Borrower is financially distressed and a resolution of the Borrower is being considered or proposed to voluntarily begin business rescue proceedings in respect of the Borrower;

18.2
shall allow the duly authorised representatives of the Lender (and/or of any funding institution providing funding to the Lender for purposes of the Loans) at all reasonable times and with sufficient notice, to communicate directly with any of the Borrower's service providers in order to obtain any information/documentation deemed necessary by the Lender or inspect the Borrower's premises, works and equipment and its books, documents and records and to make extracts from or copies of the latter on the understanding that information obtained from the Borrower will remain confidential (except where disclosure to relevant authorities is required under Applicable Laws or by any governmental body or authority) and restricted to the Lender, any such institution and their respective personnel;
18.3
shall allow the Lender to use its information (excluding confidential information) for marketing purposes;

18.4
shall maintain insurances, with reputable independent insurance companies or underwriters, on and in relation to its business, assets and key employees against those risks and to the extent as is usual for companies carrying on the same or substantially similar business;

18.5
shall ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by the law applying to companies generally in South Africa or any jurisdiction it carries business;

18.6
shall not (and ensure that none of its Subsidiaries or shareholders does) become a Sanctioned Entity, participate in any Sanctioned Transactions or become subject to any claim, proceeding, notice or investigation with respect to any Sanction by the Sanctions Authority.

18.7
shall furnish to the Lender:

18.7.1
its audited annual financial statements, as soon as such documents are available, but within 120 (one hundred and twenty days) after the end of the financial year concerned;

18.7.2
its quarterly management accounts, acceptable to the Lender, within 45 (forty five) calendar days of the quarter end;

18.7.3
any information regarding its financial affairs or business as the Lender may reasonably require from time to time and on request, in order for the Lender to assess and/or protect its rights under any Finance Document;
18.7.4
any agreements entered into with a Related Person;

18.7.5
semi-annually, its assets register; and

18.7.6
annually, and as applicable, proof of filing of annual returns with the Companies and Intellectual Property Commission;

18.8
shall not, without the prior written consent of the Lender -

18.8.1
make any payments or provide any loans to any Related Person, subject to the provisions of clause 19.3;

18.8.2
incur additional indebtedness, excluding any Permitted Indebtedness (as defined in the USIDFC Facility and this Facility), above a cumulative threshold of R20 000 000.00 (Twenty Million Rand);

18.9
shall not, without the prior written consent of the Lender (which consent shall not be unreasonably withheld) or as otherwise contemplated in the Finance Documents:

18.9.1
as applicable, redeem or purchase any of its shares or otherwise reduce its share capital in any manner and to any extent;

18.9.2
sell, transfer, encumber or otherwise dispose of any of its assets or revenue other than in the normal course of business and on an arms length basis;

18.9.3
enter into any mergers, consolidations and amalgamations or transactions that have a similar effect;

18.9.4
enter into any agreements with a Related Person; and

18.9.5
employ or appoint, directly or indirectly, in any capacity (either as principal, agent, partner, representative, shareholder, director, consultant, adviser, employee or in any other like capacity) any employee or former employee of the Lender who was integrally or materially involved in providing services to the Borrower that are generally provided by the Lender, in its ordinary course of business, to its clients (for a period of two years calculated from the Effective Date;

18.10
shall provide the Lender with a detailed analysis report (substantially in the form of Annexure "D") as soon as practicable after each Drawdown Date but by no later than the later of 30 (thirty) days or the subsequent Calculation Date following any Drawdown Date, which analysis report shall provide details of how the proceeds of the Loan/s were utilised;

18.11
shall not, for as long as it is indebted to the Lender in terms of this Agreement and/or any Finance Document, participate in Price Gouging, or any other conduct which results, or may result in, increased prices of its products, goods, and/or services (constituting the subject of the Lender's funding hereof to levels substantially above what would, under normal circumstances, be considered fair and reasonable in the relevant market, howsoever defined, due to any event, including:

18.11.1
any form of crisis having an adverse impact on the market and economy;

18.11.2
any force majeure event;

18.11.3
demand or supply shocks; and 18,11.4 any adverse economic event;
18.12
shall not at any time during or after the termination of this Agreement, Denigrate or make any degrading, offensive or otherwise negative character shaming, false or unsubstantiated remarks orally or in writing through any medium including, but not limited to electronic mail, television or radio, computer networks, social media platforms, or any other form of communication, or take any action to, or intended to, defame, damage or assail the reputation, or cause or tend to cause the recipient(s) of a communication to question the business condition, integrity, competence, good character, or professionalism of the IDC, its board, its executives, operations, clients, employees, business strategies or services;

18.13
shall, on a quarterly basis together with its management accounts, furnish the Lender with safety, health and environmental performance assessment reports, during its construction and operation phases;

18.14
shall, within 1 (one) month of commissioning the manufacturing plant, register or procure registration of the SNB contemplated in clause 1.61.2;
18.15
shall, within 4 (four) months of commissioning the manufacturing plant, furnish the Lender with evidence that it has conducted satisfactory environmental, health and safety legal compliance audits;

18.16
within 6 (six) months of the Signature Date, furnish the Lender with a copy of its social and labour plan;

18.17
within 4 (four) months of commissioning of the LNG dispensing plant, furnish the Lender with -

18.17.1
evidence that it has conducted (at the minimum) the following plant risk assessments, namely, (i) occupational hygiene survey; (ii) hazards and operability study; (iii) medical surveillance assessment; and (iv) chemical hazardous substances assessment;

18.17.2
a copy of the registration of the flammable store or permit to handle dangerous chemicals; and

18.17.3
a copy of the registration of Major Hazard Installation (MHI) and approval certificate of all pressure equipment and gas reticulation system;

18.18
shall promptly report to IDC where any of the following arises -

18.18.1
an environmental and/or social claim, liability or regulatory action is taken by any authority or regulator;

18.18.2
within 48 hours of any occupational health and safety incident resulting in a fatality or major injury. Following such notification, the client shall provide the Lender with a copy of incident investigation report outlining -

18.18.2.1
the nature and cause of the incident;

18.18.2.2
immediate actions taken; and

18.18.2.3
a root cause analysis of the incident;

18.19
shall furnish the Lender with an environmental decommissioning report at least 90 days before any intended closure of the plant. The report shall include the status of environmental performance at the time and assure the Lender that the project complies with relevant closure environmental requirements; and

18.20
shall reserve the right of the Lender to undertake sites visits at the plant and its offices from time-to-time to verify E&S performance.

19.
FINANCIAL COVENANTS AND/OR RESTRICTIONS

19.1
The Borrower shall:

19.1.1
comply with the following financial ratios and covenants which shall be measured by the Borrower each Calculation Date (the Borrower shall, within 10 (ten) Business Days, submit evidence of such measurement to the satisfaction of the Lender). The Lender shall be entitled to measure compliance with the financial ratios and the covenants set out below at any time for the duration of the Facility which shall include:

19.1.1.1
a ratio of all interest bearing Debt to EBITDA of not more than 3.0 (three) to 1 (one); and;

19.1.1.2
a ratio of Current Assets to Current Liabilities of not less than 1 (one) to 1 (one); and

19.1.1.3
a ratio of Cash Flow for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period, to Debt Service for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period, of not less than 1.30 (one point three zero) to 1 (one); and

19.1.1.4
a ratio of Cash Flow for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period, to Debt Service for the next succeeding four (4) consecutive full fiscal quarters of not less than 1.3 (one point three) to 1 (one); and

19.1.1.5
at all times, a Reserve Tail Ratio of not less than 25%.

19.2
The Borrower shall ensure that at all times the DSRA is funded in an amount equal to the DSR requirement.

19.3
The Borrower shall not make any Shareholder dividend distribution, repay any Shareholders' loans and/or pay any interest on Shareholders' loans or make any payments whatsoever to its Shareholders without the Lender's prior written consent, if:

19.3.1
the Borrower is in breach of any term of this Loan Agreement; or

19.3.2
the making of such payment would result in a breach of any one or more of the Financial Ratios contemplated in clauses 19.1.1.1 through to 19.1.1.5 (both inclusive).

20.
BREACH

Should the Borrower fail for any reason whatsoever to make any payment under the Finance Documents when due and payable or should the Borrower commit any breach or fail to observe any of the provisions of the Finance Documents, then:

20.1.1
without prejudice to any other rights the Lender may have in terms of this Loan Agreement, any other Finance Document or the law:

20.1.1.1
all rights which shall accrue to the Lender shall be without prejudice and shall further be in addition to any other rights at law;

20.1.1.2
the Lender may declare any or every Loan made to the Borrower to be due and payable on demand of the Lender;

20.1.1.3
the Lender may declare any amount owing under the Finance Documents to be immediately due and payable (whereupon same shall become so payable together with accrued interest but unpaid interest on each Loan calculated up to and including the default date); and/or

20.1.1.4
the Lender shall be entitled to exercise any or all of its rights, remedies, powers or discretions in respect of the Security,

without any limitation, upon the happening of any of the following events which shall be deemed to be a breach of this Loan Agreement by the Borrower namely, if:

20.1.2
a Material Adverse Event occurs;

20.1.3
at any time after 1 August 2023, a breach of any one or more of the Financial Ratios contemplated in clauses 19.1.1.1 through to 19.1.1.5 (both inclusive);

20.1.4
termination or amendment without the Lender's consent or breach of the Finance Documents;

20.1.5
the Borrower commits any event which would be an act of insolvency under the Insolvency Act, No. 24 of 1936 or business rescue proceedings are commenced in respect of the Borrower or any application is made to commence business rescue proceedings in respect of the Borrower, or the Borrower is placed in liquidation, whether provisional or final, or a resolution is proposed or passed for the entry into of business rescue proceedings by the Borrower, or a special resolution is passed for the winding-up of the Borrower;

20.1.6
a judgment is entered against the Borrower and the Borrower fails within 20 (twenty) Business Days after becoming aware of such judgment either to satisfy the same or to apply for it to be set aside or to appeal against it and in the event of such application or appeal being unsuccessful, failing to make immediate payment;

20.1.7
any indebtedness of the Borrower is not paid when due or within any applicable grace period (save if that failure is due to an administrative or technical error in which event the relevant amount shall be paid within 5 (five) Business Days of the due date for payment), or any creditor of the Borrower becomes entitled to declare any indebtedness of the Borrower due and payable prior to its specified maturity as a result of any event of default (howsoever described);

20.1.8
without the prior written consent of the Lender, the Borrower ceases to conduct its business;

20.1.9
the Borrower does not comply with any provision of any material agreement to which it is a party where such non-compliance gives rise to a right to terminate the relevant agreement;

20.1.10
the Borrower repudiates a Finance Document to which it is a party;

20.1.11
any representation, warranty or statement made or deemed to be made by the Borrower in any of the Finance Documents is proved to have been incorrect or misleading in any material way;

20.1.12
any material authorisation including but not limited to authorisation, licences and permits necessary for the Borrower's business is withdrawn, terminates, lapses or is cancelled for any reason whatsoever prior to its specified maturity;

20.1.13
any change, directly or indirectly, of beneficial ownership of the Borrower other than through a sale or transfer of ownership to (a) a Qualified Purchaser, (b) any other person with the prior written consent of the Lender or (c) any person pursuant to a bona fide public offering on any U.S. securities exchange, the JSE Securities Exchange, JSE Alternative Exchange, ASX Exchange or any other securities exchange acceptable to Lender in writing or the subsequent trading of securities thereof on such exchanges;

20.1.14
without the prior written consent of the Lender, the Borrower disposes (other than in its ordinary course of business) or encumbers the Equipment and/or the Borrower disposes of any of the Equipment or fails to utilise the Equipment for the business of the Borrower;

20.1.15
the Borrower, any of its Subsidiaries or Shareholders, directors, officers and/or affiliates is listed on a Sanctions List and/or becomes a Sanctioned Entity; or

20.1.16
the Borrower is required to make a mandatory prepayment under the USIDFC Facility and such prepayment will result in or is reasonably likely to result in a Material Adverse Event.

20.2
Notwithstanding any other provision of this Agreement and the rights which the Lender may have under this clause 19:
20.2.1
any breach of the representation at clause 17.1.15; and/or

20.2.2
any breach of the undertaking at clause 18.11; and/or

20.2.3
if the Borrower is found guilty of any Price Gouging activity or any such conduct referred to in clauses 17.1.15 or 18.11 above, as determined by any court of law, tribunal, regulatory body etc., and/or;

20.2.4
if the Lender reasonably determines that the Borrower has excessively increased its prices or that the Borrower has been engaged in Price Gouging activity,

such shall constitute a material breach of this Agreement entitling the Lender to demand the Borrower's forthwith repayment of any and all Outstandings whether arising under this Agreement or any other Finance Document without any further notice.

21.
DOMICILIUM CITANDI ET EXECUT ANDI

21.1
The Parties choose the addresses set out opposite their names on the first page of this Agreement as their domicilium citandi et executandi (whether in respect of notices, court processes or any other documents or communications of whatsoever nature) for all purposes of this Loan Agreement.

21.2
Any notice or communication required or permitted to be given in terms of this Loan Agreement shall be valid and effective only if in writing. it shall be acceptable to give notice by email provided that proof of such email transmission is provided to the Party to whom notice is addressed and physical copies of the notice or communication are delivered to the aforesaid address of the Party to whom such notice is addressed within 3 (three) Business Days of such email transmission.

21.3
Any Party may by written notice to the other Parties change its chosen address to another physical address in South Africa, provided that the change shall become effective on the 7th (seventh) Business Day after delivery of such notice to the addressee.

21.4
Any notice to a Party contained in a correctly addressed envelope and delivered by hand to a responsible person during ordinary business hours at its chosen address shall be deemed to have been received, unless the contrary is proved, on the first Business Day after delivery.

21.5
Notwithstanding anything to the contrary contained in this clause, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered in accordance with the provisions of this clause 21.

22.
GENERAL

22.1
The Borrower shall within 5 (five) Business Days of demand indemnify the Lender against any reasonable and properly evidenced costs, loss or liability incurred by the Lender as a result of any breach by the Borrower of any Finance Document or by the Lender having to investigate any such breach and a failure by the Borrower to pay any amount due under a Finance Document on its due date, save to the extent compensated by way of any Default Interest.

22.2
If, at any time, it is or will become unlawful for the Lender to make or fund any payment under this Loan Agreement or to allow the Loan or any substantial part of it to remain outstanding or otherwise to comply with any of its material obligations under this Loan Agreement, or any of the Borrower's obligations under this Loan Agreement is not, or ceases to be, legal, valid, binding and enforceable, including, without being limited to, any obligation of the Borrower to increase any sum payable by it to account for any deduction or withholding of tax referred to in clause 15 the Lender may terminate this Loan Agreement by written notice to the Borrower and:

22.2.1
the Borrower shall cease to be entitled to receive any advance under this Loan Agreement;

22.2.2
all the Borrower's indebtedness under this Loan Agreement shall immediately become due without demand, presentment, protest, or other notice of formality of any kind, all of which are expressly waived by the Borrower; and

22.2.3
the Lender may exercise all, or any of, the rights and remedies available to it under this Loan Agreement and otherwise.

22.3
The entire provisions of this Loan Agreement shall be governed by and construed in accordance with the laws of South Africa and the Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the Gauteng Local Division of the High Court of South Africa, Johannesburg (or any successor to that division) in regard to all matters arising from this Loan Agreement.

22.4
The amount of the Borrower's indebtedness to the Lender in terms of this Loan Agreement shall be determined and proved by the mere production of a certificate purported to have been signed by any official or authorised signatory of the Lender, whose appointment, qualification and authority need not be proved.

22.5
The Borrower shall not be entitled to cede, delegate or assign (as the case may be) all or any of their rights, benefits and obligations under this Loan Agreement to any Person, without the prior written consent of the Lender. The Lender may, at any time, sell down all or any part of its proportionate share of the outstandings, and assign its corresponding rights and obligations under this Loan Agreement and any other relevant Finance Document to any Person. The Borrower hereby consents to any splitting of claims that may arise from this assignment by the Lender.

22.6
The Parties choose the addresses set out under their names as the addresses to which any written notice in connection with this Loan Agreement may be addressed and as their respective domicilium citandi et executandi at which documents in legal proceedings in connection with this Loan Agreement may be served.

22.7
No alteration, variation or consensual cancellation of this Loan Agreement or amendment of any terms of this Loan Agreement shall be of any effect unless it is recorded in writing and signed by all the Parties to this Loan Agreement or their respective successors in title;

22.8
No relaxation which the Lender may allow the Borrower at any time in regard to the carrying out of this Loan Agreement shall:

22.8.1
prejudice any of the Lender's rights under this Loan Agreement in any manner whatsoever; and

22.8.2
be regarded as a waiver of any of those rights.

22.9
This Loan Agreement contains the entire Loan Agreement between the Parties and no representation, warranty or undertaking, whether express, implied or tacit, not contained in this Loan Agreement, may be relied on by either Party.

22.10
All fees and costs payable under this Loan Agreement are exclusive of VAT.

22.11
Every Party shall at all times keep confidential (and ensure that its employees and agents shall keep confidential) any information which it has acquired or may acquire in relation to the other Party or to any matter arising from or in connection with this Loan Agreement and shall not use or disclose such information except:

22.11.1
with the consent of the other Party;

22.11.2
in accordance with an order of court of competent jurisdiction;

22.11.3
in order to comply with any law or governmental regulations by which a Party concerned is bound;

22.11.4
in order for the Lender to comply with any request made by any governmental department or agency; or

22.11.5
in order for the Lender, to comply with any requirements as required by the Lender's funders and/or financiers.

22.12
This Loan Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SIGNED at Johannesburg on 17th December 2021

For: TETRA 4 PROPRIETARY LIMITED

/s/ Stefano Marani

NAME: Stefano Marani

CAPACITY: CEO

SIGNED at Sandton on 20/12/2021

For:

INDUSTRIAL DEVELOPMENT CORPORATION OF SOUTH AFRICA LIMITED

/s/ Hilton Lazarus

NAME: Hilton Lazarus

CAPACITY: Authorized Signatory

/s/ David Wanda

NAME: David Wanda

CAPACITY: Authorized Signatory